Exhibit 99.1

DEXCOM PRICES OFFERING OF $350 MILLION OF 0.75% CONVERTIBLE SENIOR NOTES

SAN DIEGO, CA. - (BUSINESS WIRE-May 8, 2017) - DexCom, Inc. (Nasdaq: DXCM) (“DexCom”) announced today the pricing of its offering of $350 million aggregate principal amount of 0.75% Convertible Senior Notes due 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering was increased by $50 million from the previously announced offering size of $300 million. DexCom also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes solely to cover over-allotments, if any. The sale of the notes is expected to close on May 12, 2017, subject to customary closing conditions, and is expected to result in approximately $340.4 million in net proceeds to DexCom after deducting fees and commissions and estimated offering expenses payable by DexCom (assuming no exercise of the initial purchasers’ over-allotment option).

The notes will be senior, unsecured obligations of DexCom, and will bear interest at a rate of 0.75% per year, payable semi-annually in arrears. The notes will mature on May 15, 2022, unless earlier converted, repurchased or redeemed in accordance with the terms of the notes. Prior to 5:00 p.m., New York City time, on the business day immediately preceding February 15, 2022, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until 5:00 p.m., New York City time, on the business day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of DexCom’s common stock, cash or a combination of cash and shares of common stock, at the election of DexCom. The initial conversion rate is 10.0918 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $99.09 per share of DexCom’s common stock, representing an approximate 35% premium based on the last reported sale price of Dexcom’s common stock on The NASDAQ Global Select Market on May 8, 2017 of $73.40 per share). The conversion rate and the corresponding conversion price will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Prior to May 15, 2020, the notes will not be redeemable. On or after May 15, 2020, DexCom may redeem for cash all or part of the notes, at its option, if the last reported sale price of DexCom’s common stock has been at least 140% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which DexCom provides notice of redemption.

Holders of the notes will have the right to require DexCom to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). DexCom will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or following the delivery by DexCom of a notice of redemption.

DexCom expects to use the net proceeds of the offering of the notes to repay $75 million of borrowings under its existing credit facility and the remainder for general corporate purposes and capital expenditures, including working capital needs and buildout of its manufacturing facility in Arizona. DexCom may also use the net proceeds to expand its current business through in-licensing or acquisitions of, or investments in, other businesses, products or technologies; however, DexCom does not have any commitments with respect to any such acquisitions or investments at this time.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of DexCom’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes and any shares of DexCom’s common stock issuable upon conversion of the notes have not been and are not expected to be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the timing and closing of DexCom’s offering of the notes and expected use of net proceeds of the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to whether DexCom will close the offering of the notes on the expected date, or at all, prevailing market and other general economic conditions, whether DexCom will be able to satisfy the conditions required to close any sale of the notes, and the fact that DexCom’s management will have broad discretion in the use of the proceeds from any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect DexCom’s business and financial results, please review the “Risk Factors” described in DexCom’s Annual Report on Form 10-K for the year ended December 31, 2016 and DexCom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission, or SEC, and in DexCom’s other filings with the SEC. Except as may be required by law, DexCom does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200